SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2015

Universal Display Corporation
(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-12031	23-2372688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Phillips Boulevard
Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 671-0980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Awards to Certain Executive Officers

On September 10, 2015, the Compensation Committee and the Board of Directors of the Company approved the grant of stock awards to Julie J. Brown, the Company's Senior Vice President and Chief Technical Officer, and Mauro Premutico, the Company’s Vice President Legal and General Manager, Patents and Licensing, pursuant to the Universal Display Corporation Equity Compensation Plan. Dr. Brown’s award consists of 125,000 shares of common stock of the Company and Mr. Premutico’s award of 75,000 shares.

The awards will commence vesting following the vesting in full of previous restricted share awards made to Dr. Brown and Mr. Premutico. As such, Dr. Brown’s award will vest in five equal installments on March 8 of each year from 2017 through 2021, while Mr. Premutico’s award will vest in four equal installments on April 16 of each year from 2018 through 2021. Vesting is subject to the grantee’s continued employment with the Company through the applicable vesting date. The awards are subject to accelerated vesting in the event of a change in control of the Company. The grantee is required to retain the shares for one year after vesting, except in the event of his or her death or a change in control of the Company. The stock award agreements contain “clawback” provisions that require forfeiture of the shares awarded, whether or not vested, on request of the Compensation Committee under specified circumstances during the one-year retention period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL DISPLAY CORPORATION

	By:	/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

Dated: September 11, 2015